Exhibit 99.1

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595 S. Federal Highway, #500, Boca Raton, Florida 33432 • 561/208-7200

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Tuesday, May 23, 2006	TRADED: Nasdaq

DEVCON REPORTS FIRST QUARTER RESULTS

DEERFIELD BEACH, Fla, May 23 —Devcon International Corp. (NASDAQ: DEVC) today reported a net loss from continuing operations for the three months ended March 31, 2006 of $10.6 million ($1.76 per fully diluted share), compared to a net loss of $2.5 million ($0.43 per fully diluted share) for the comparable period in 2005. The $8.1 million increased loss is primarily attributable to a $4.7 million decrease in the Construction Division’s operating income, a $3.8 million increase in interest expense, inclusive of $1.9 million of related accretion, associated with additional borrowing incurred to fund the Company’s Security Division’s acquisitions as well as a $1.5 million non-cash charge related to derivative financial instruments. These increases were offset by a $1.9 million reduction in income taxes. During the quarter, after taking into effect amortization charges, accretion, and certain charges related to freestanding and embedded derivative instruments the Company has identified in certain securities issued during the quarter by the Company and described below, the Company recorded a $6.5 million increase in non-cash charges when compared to the first quarter of 2005.

In the first quarter of 2006, total revenue from continuing operations increased 54% to $24.6 million, compared to first quarter 2005 revenue of $16.0 million.

As part of Devcon’s continued expansion into the electronic security services industry, on September 30, 2005 and March 2, 2006, the Company disposed of its U. S. Virgin Islands and Antigua materials operations, respectively, and, as a result, the financial results of these operations are reported separately as discontinued operations for all periods presented. The Company’s first quarter income from discontinued operations was $1.8 million ($0.30 per fully diluted share), net of tax, compared to $0.9 million ($0.16 per fully diluted share) for the comparable period in 2005.

In addition, on May 2, 2006, the Company completed the sale of its materials operations located in Puerto Rico for $0.7 million. The results for this operation are included in continuing operations for all periods presented.

Reported net loss for the first quarter of 2006, including both continuing and discontinued operations, was $8.8 million ($1.46 per fully diluted share), compared to a net loss of $1.6 million for the first quarter of 2005 ($0.27 per fully diluted share).

On March 6, 2006, the Company completed the acquisition of Guardian International, Inc. (“Guardian”) for an estimated aggregate cash purchase price on the acquisition date of approximately $65.5 million. The Company increased the amount of cash available under its revolving credit facility with CapitalSource Finance LLC to $100 million and used $35.6 million under this facility, together with the net proceeds from the contemporaneous issuance of notes (the “Notes”) with an aggregate principal amount equal to $45,000,000 and warrants (the “Warrants”) to acquire an aggregate of 1,650,943 shares of the Company’s common stock at an exercise price of $11.925 per share, to purchase Guardian and repay an $8 million bridge loan. The Company anticipates later exchanging the Notes for Series A Convertible Preferred Stock with an equivalent aggregate liquidation preference (the “Preferred Stock”).

The Notes accrue interest at 8% per annum. The Notes mature the earlier of the issuance by the Company of the Preferred Stock or, in the event the Securities and Exchange Commission elects not to review an information statement to be mailed to the Company’s shareholders informing them of the approval by a majority of the Company’s common stockholders of the private placement of the Preferred Stock and the Warrants, June 30, 2006, and in the event the SEC elects to review this information statement, September 15, 2006, which date in certain circumstances involving continued SEC review of the information statement may be extended to no later than January 1, 2007. The Preferred Stock will be convertible into common stock at a conversion price equal to $9.54 per share of common stock.

The Warrants and an embedded derivative, the right to purchase the Preferred Stock in the future (the “Purchase Rights”), were issued in connection with the issuance of the Notes, are detachable, or need to be bifurcated, and have been accounted for as derivative instrument liabilities. The initial carrying value of the Notes at issuance has been reduced by $8.5 million, the total value associated with the Warrants and the Purchase Rights (the “Discount”). The resulting Discount from the face amount of the Notes will be accreted as a non-cash charge as additional interest expense over the life of the Notes, which the Company estimates to be five months. During the three months ended March 31, 2006, the Company recorded total interest expense of $3.9 million, of which $1.9 million was a non-cash charge resulting from the Discount.

The Preferred Stock, when issued, will be convertible at the option of the holder. The Preferred Stock will be classified as temporary equity when issued. Dividends paid or accrued on these shares will be deducted from net income in determining net income attributable to common shareholders.

In addition, the Company has reviewed the terms of the Preferred Stock and has identified certain embedded derivative instruments that are required to be bifurcated and accounted for separately as derivative financial instruments when the Preferred Stock is issued. The Company will account for these derivatives as a single, compound derivative instrument. Accordingly, the total proceeds received from the Preferred Stock host instrument will first be allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds will then be allocated to the Preferred Stock host contract, resulting in the Preferred Stock being recorded at a discount from its face amount. This discount will be accreted using the effective interest method over the term of the Preferred Stock. Dividends payable on the Preferred Stock will be recognized as they accrue and, together with the periodic amortization of the discount, will be deducted from net income to determine net income attributable to common shareholders.

The derivative financial instrument liabilities discussed above will initially be measured at fair value at their time of issuance using an appropriate option-pricing model and will be re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. That model requires assumptions related to the remaining term of the instruments, risk-free rates of return, the Company’s current common stock price, expected dividend yield and the expected volatility of the Company’s common stock price over the life of the respective option. The accounting for derivative instruments is complex and the assumptions used to value these instruments can significantly affect the Company’s financial statements. The Warrants, the Notes and the Purchase Rights were initially valued at $4.8 million and $3.7 million, respectively. The Company has re-valued these instruments as at March 31, 2006 and has recorded a $1.5 million non-cash charge as derivative financial instrument expense in the Company’s results for the three months ended March 31, 2006.

During the first quarter of 2006, the Security Division reported an increase in revenue of $8.6 million to $10.6 million, from $2.0 million in 2005, which resulted in an operating loss of $1.3 million after taking into consideration amortization charges amounting to $3.4 million related to acquired recurring revenue customer service contracts. The increased revenue is a result of completing the acquisition of the electronic security services businesses of Adelphia communications in February 2005, Coastal Security Corporation in November 2005 and Guardian International during the first week of March of this year.

Mr. Ruzika stated that “the recently completed acquisition of Guardian International is a continuation of our strategy to expand our position in the electronic security services businesses through internal growth and complementary acquisitions. The integration of Guardian and Coastal is progressing well, which, when complete, will further enhance Devon’s commitment to delivering customer-focused security services to businesses, large and small, as well as to the expanding residential markets in Florida. The combined company will provide excellent cost, marketing and service synergies.”

Consistent with the Company’s diversification strategy, he stated “we are now well down the path of transforming Devcon into a recurring revenue service company.”

The Construction Division reported a first quarter operating loss of $2.7 million compared to $1.9 million of operating income for the corresponding period of 2005. This decrease was primarily attributable to an increase in the estimated total costs of a current marina project in the U.S. Virgin Islands, due to operational difficulties which the Company continued to encounter during the quarter. As a result, the anticipated gross operating loss on this project was increased by more than $1.0 million during the quarter. The Company currently expects this project to be completed during the third quarter of 2006. In addition, the Company recorded a $0.3 million loss on a dredging project due to weather related delays and incurred import duties on materials needed to perform the work, which import duties to date have not been reimbursed by the customer.

Mr. Ruzika stated that “the results for the Construction Division for the quarter are extremely disappointing. In addition, as with our remaining Materials operations, we continue to pursue the objective of maximizing the value of this division by pursuing an orderly disposition of some or all of the division’s operations during 2006”.

As of March 31, 2006, the Construction Division backlog totaled $15.8 million. The Company is actively bidding and negotiating additional projects in the Caribbean and, since March 31, 2006, the division has added $4.9 million in construction contracts.

The Materials Division reported a $0.2 million operating loss during the first quarter versus an operating loss of $1.9 million during the comparable period in 2005. This reduction in the operating loss is attributable to increased efficiency in the Company’s Sint Maarten/ St. Martin operations achieved through tightly managing expenses and continuing to implement price increases for the Company’s products.

About Devcon

Devcon has three operating divisions. The Security Division provides electronic security services to commercial and residential customers in selected markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward- looking words such as “anticipate,” “believe,” “could,” estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; the Company’s business strategy for expanding the Company’s presence in the Company’s industry; anticipated trends in the Company’s financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting the Company’s business, and other risks and uncertainties discussed under the heading “Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2005 and Devcon’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

The Company’s first quarter 2006 conference call is scheduled for 10:00 a.m. ET, Thursday, May 25, 2006. To participate in the call, dial 800-257-3401. The call may also be accessed through a live webcast link on the Company’s Internet home page, www.devc.com. The webcast will be archived for one month following the call.

DEVCON INTERNATIONAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Amounts shown in thousands except share and per share data)

	For the three months ended
	March 31, 2006	March 31, 2005
Revenue
Materials revenue	$5,033	$4,592
Construction revenue	8,325	5,577
Construction revenue, related party	455	3,674
Security revenue	10,603	2,013
Other revenue	182	142

Total revenue	24,598	15,998

Cost of Sales
Cost of materials	(4,592)	(4,319)
Cost of construction	(10,535)	(6,376)
Cost of security	(4,799)	(808)
Cost of other	(26)	(99)

Gross profit	4,646	4,396

Operating expenses
Selling, general and administrative	(10,925)	(4,809)
Severance and retirement	(214)	(150)

Operating loss	(6,493)	(563)

Other income (expense)
Joint venture equity earnings	$(35)	$—
Interest expense	(3,941)	(177)
Interest income, receivables	68	177
Interest income, banks	42	—
Gain on Antigua note	1,230	—
Derivative financial instrument expense	(1,535)	—
Other income	55	39

Loss from continuing operations before taxes	(10,609)	(524)
Income tax benefit (expense)	49	(1,944)

Net loss from continuing operations	$(10,560)	$(2,468)
Income from discontinued operations, net of income taxes (benefit) of $0 and ($213) in 2006 and 2005, respectively	1,789	903

Net loss	$(8,771)	$(1,565)

Basic loss per share:
Continuing operations	$(1.76)	$(0.43)
Discontinued operations	$0.30	$0.16
Net loss	$(1.46)	$(0.27)

Diluted (loss) income per share:
Continuing operations	$(1.76)	$(0.43)
Discontinued operations	$0.30	$0.16
Net loss	$(1.46)	$(0.27)

Weighted average number of shares outstanding:
Basic	6,006,156	5,758,741
Diluted	6,006,156	5,758,741

PAGE 6 – DEVCON REPORTS FIRST QUARTER RESULTS

DEVCON INTERNATIONAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,551	$4,634
Accounts receivable, net of allowance for doubtful Accounts of $(1,497) and $(1,785), respectively	18,590	17,575
Accounts receivable, related party	651	469
Notes Receivable	1,636	1,622
Notes receivable, related party	1,294	2,160
Costs and estimated earnings in excess of billings	718	2,046
Costs and estimated earnings in excess of billings, related party	—	20
Inventories	3,795	2,892
Prepaid expenses	1,499	1,464
Other current assets	4,821	4,757
Property, plant and equipment – net	17,955	21,736
Investments in unconsolidated joint ventures and affiliates	339	339
Notes receivable, net of current portion	2,794	3,504
Customer lists, net of amortization $(7,762) and $(4,407), respectively	87,215	46,049
Goodwill	77,647	48,019
Other intangible assets, net of amortization $(177) and $(94), respectively	3,038	1,724
Other long-term assets	8,189	6,456

Total assets	$243,732	$165,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$80,271	$35,079
Long-term debt, excluding current installments	90,642	55,521
Retirement and severance, excluding current portion	2,905	4,098
Long-term deferred tax liability	12,038	5,213
Other long-term liabilities	2,819	1,899
Stockholders’ equity	55,057	63,657

Total liabilities and stockholders’ equity	$243,732	$165,467

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PAGE 7 – DEVCON REPORTS FIRST QUARTER RESULTS

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FOR MORE INFORMATION:	Stephen J. Ruzika, President and CEO
Devcon International Corp.
561/208-7200